Exhibit (a)(1)
LEGACY FUNDS GROUP
WRITTEN INSTRUMENT AMENDING THE
DECLARATION OF TRUST
     The undersigned, being a majority of the duly elected and qualified Trustees of Legacy Funds Group (the “Trust”), a Massachusetts business trust, acting pursuant to the Amended and Restated Agreement and Declaration of Trust dated November 1, 2001 (the “Declaration of Trust”),and M.G.L. Chapter 182, Section 2, do hereby certify that the Board of Trustees of said Trust, by vote on March 28, 2007 of all of the Trustees of the Trust, duly adopted amendments to the Declaration of Trust to be effective on or about June 1, 2007 (i) changing the name of the Trust to “First Funds,” and (ii) changing the name of the series of the Trust as follows:

Current Name	New Name
The Multi-Cap Core Equity Fund	First Caliber Equity
The Core Bond Fund	First Sterling Income
The Federal Money Fund	First Elite Money Market
     This instrument shall constitute an amendment to the Declaration of Trust effective as of May 25, 2007.
     IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ James A. Kingsbury James A. Kingsbury	/s/ William E. Karnatz, Sr. William E. Karnatz, Sr.

/s/ James W. Schultz James W. Schultz	/s/ J. Franklin Hall J. Franklin Hall
Dated as of May 25, 2007